FIRST AMENDED AND RESTATED
                             SUBSCRIPTION AGREEMENT

                     (Planet Hollywood International, Inc.)



                  THIS FIRST AMENDED AND RESTATED SUBSCRIPTION AGREEMENT (the "Agreement") is entered into as of ________________, 2000, by and between PLANET HOLLYWOOD INTERNATIONAL, INC., a Delaware corporation (the "Company") and LAUREN INVESTMENTS HOLDINGS LIMITED, a corporation organized under the laws of the British Virgin Islands, as trustee of the HOLST TRUST, a British Virgin Islands Trust U/A/D 9/10/99 (the "New Money Investor").

                  WHEREAS, on October 12, 1999, the Company and certain of its affiliates (collectively, the "Debtors") commenced cases under Chapter 11 of Title 11 of the United States Code by filing voluntary petitions in the United States Bankruptcy Court for the District of Delaware, Case No. 99-03612 (the "Bankruptcy Court").

                  WHEREAS, on November 8, 1999, the Debtors filed their Joint Plan of Reorganization and Disclosure Statement with the Bankruptcy Court, which was supported by the Official Committee of Unsecured Creditors for the Debtors.

                  WHEREAS, following a hearing held on December 9, 1999, the Bankruptcy Court approved the Disclosure Statement as amended and scheduled a hearing on confirmation of the reorganization plan for January 20, 2000.

                  WHEREAS, on December 13, 1999 the Debtors filed their First Amended Joint Plan of Reorganization (the "Plan") and First Amended Disclosure Statement (the "Disclosure Statement") with the Bankruptcy Court.

                  WHEREAS, the parties entered into a Subscription Agreement, dated as of January 20, 2000 (the "Initial Agreement"),with respect to the purchase and sale of certain equity interests in the Company in accordance with the terms of the Plan.

                  WHEREAS, a hearing on the confirmation of the Plan was held on January 20, 2000 and the Plan, as modified by the Confirmation Order, was confirmed by the Bankruptcy Court pursuant to an order entered January 21, 2000 (the "Confirmation Order").

                  WHEREAS, the parties desire to amend and restate the Initial Agreement in its entirety in order to clarify and modify various provisions contained therein.

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

                  WHEREAS, this Agreement is being entered into in accordance with the terms of the Plan, such terms outlining the investment of approximately $30 million in the Company by certain persons or entities (collectively, the "New Money Investors") in order to acquire seven million shares of the Company's New Class B Common Stock (as defined in the Plan) to be issued upon consummation of the Plan.

                  WHEREAS, the New Money Investor desires to purchase from the Company, and the Company desires to issue and sell to the New Money Investor, 2,333,341 shares of the Company's New Class B Common Stock, par value $0.01 per share, (the "Shares"), in a transaction exempt from registration under state and federal securities laws, in accordance with the terms and conditions set forth in this Agreement.

                  NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                  1. SALE AND PURCHASE. Subject to the terms and conditions hereof, and in reliance on the respective representations, warranties and covenants of the parties contained herein, the Company hereby agrees to sell the Shares to the New Money Investor, and the New Money Investor hereby agrees to purchase the Shares from the Company.

                  2. PURCHASE PRICE, ESCROW AND CLOSING.

                     2.1 The aggregate purchase price for the Shares is Ten Million Dollars ($10,000,000.00) (approximately $4.2857 per Share), payable by bank wire transfer of immediately available funds. The New Money Investor agrees that said purchase price shall be deposited in an interest bearing escrow account (the "Escrow Account") with Gray, Harris & Robinson, P.A. acting as escrow agent, within five (5) business days of the Company's request for such deposit. The parties further agree that the New Money Investor has previously deposited approximately One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($1,666,666.67) as a good faith deposit with the escrow agent and that such sum shall be applied toward the purchase price.

                     2.2 In accordance with the terms hereof, all monies deposited into the Escrow Account (the "Escrowed Funds") shall be released to the Company on that date (the "Closing Date") which is on or after the Effective Date of the Plan (as such date is defined in the Plan); provided, that all of the following conditions have been satisfied:

                           (i) all modifications to the Plan subsequent to the
date of this Agreement have been approved by the New Money Investor;

                           (ii) the Company has delivered to the New Money

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
Investor, or its designee, stock certificates representing the Shares, other than the Celebrity Shares (as defined herein) (the "Delivered Shares");

                           (iii) the Company and the New Money Investor have
entered into a Registration Rights Agreement relating to the Delivered Shares (as described in Section 4.2 hereof);

                           (iv) the Company and the New Money Investor have
entered into a Voting Agreement relating to the Delivered Shares (as described in Section 4.3 hereof);

                           (v) the Company shall have delivered a certificate to
the New Money Investor representing that the representations and warranties of the Company under this Agreement shall be true and correct in all material respects when made and shall continue to be true and correct as of the Closing Date as though such representations and warranties were made on the Closing Date, and that the Company has complied with all covenants required of the Company under this Agreement; and

                           (vi) the Company (and any other appropriate parties)
shall have delivered a certificate to the New Money Investor representing that the Plan has been declared effective and that all conditions to the effectiveness of the Plan have been satisfied or otherwise waived.

                     2.3 Unless otherwise agreed to between the parties, in the event the Effective Date has not occurred by _______________, 2000, the Escrowed Funds (and all interest accruing thereon) shall be returned to the New Money Investor.

         2A. CELEBRITY SHARES AND DELIVERY. The New Money Investor acknowledges that the terms of the Plan contemplate the New Money Investors agreeing to allow the Company to redirect up to approximately one million of their seven million shares of New Class B Common Stock to celebrities in consideration for their involvement with the Company. Consequently, the New Money Investor agrees and acknowledges that the Company will withhold from delivery to the New Money Investor approximately fourteen and 29/100 percent (14.29%) of the Shares (the "Celebrity Shares") in order to deliver the Celebrity Shares to certain celebrities and other parties in consideration for their involvement with the Company. Such delivery shall be at the discretion of the Company, and the New Money Investor shall not be entitled to the return of any of the Celebrity Shares. The New Money Investor also acknowledges that under the terms of the Company's Restated Certificate of Incorporation and Bylaws, upon delivery of the Celebrity Shares to such celebrities and other parties, such shares shall automatically convert to an equal number of the Company's New Class A Common Stock (as defined in the Plan).

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         3. NEW MONEY INVESTOR'S REPRESENTATIONS AND WARRANTIES. The New Money
Investor represents and warrants to the Company as follows:

                     3.1 Residence. The New Money Investor's principal residence or principal office is as shown next to the New Money Investor's signature hereto.

                     3.2 Investment Representation. The New Money Investor is acquiring the Shares for its own account and not on behalf of other persons and for investment purposes only and not with a view to or for resale or distribution of the Shares; the New Money Investor has no contract, agreement or arrangement with any person or entity, to sell, transfer, or pledge to such person or entity, the Shares nor has any present intention of distributing the Shares or of selling the Shares under any contract, agreement, or arrangement.

                     3.3 Access to Information.

                           (i) The New Money Investor has had an opportunity to
ask questions of, and receive answers from, appropriate executive officers of the Company concerning the Company and the terms and conditions of the issuance of the Shares.

                           (ii) The New Money Investor has had access to full
and fair disclosure of all material information concerning the Company, including, but not limited to, the Plan, the Disclosure Statement, all material books and records of the Company and all material contracts and documents relating to the sale and purchase of the Shares.

                           (iii) The Company has made available for inspection
all material documents relating to the Company's business and has not refused in any way to permit the New Money Investor to inspect any document requested by the New Money Investor.

                     3.4 Suitability.

                           (i) The New Money Investor is an "accredited
investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). If the New Money Investor is an individual, the New Money Investor has adequate means for providing for his/her current anticipated needs and personal contingencies without respect to his/her investment in the Company and any income therefrom, if any, and does not anticipate any need to sell, assign, transfer or hypothecate his/her interest in the Shares purchased by him/her in the foreseeable future.

                           (ii) The New Money Investor also has such knowledge
and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Shares.

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
         3A. COMPANY REPRESENTATIONS AND WARRANTIES. The Company

represents and warrants to the New Money Investor as follows:

                     3A.1 Organization; Authorization and Validity of Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been, or will have been on the Closing Date, duly authorized by the Board of Directors of the Company and/or the Bankruptcy Court, and no other corporate proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Company and is the legal, valid and binding obligation of the Company.

                     3A.2 Capitalization. On the Effective Date and the Closing Date, there shall be approximately ten million (10,000,000) shares of New Class A Common Stock and New Class B Common Stock, in the aggregate, issued and outstanding, with such number including the Celebrity Shares. All of the issued and outstanding shares of New Class A Common Stock and New Class B Common Stock have been, or will be on the Effective Date duly authorized, validly issued, fully paid, and nonassessable. Except as provided in the Plan: (i) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock and (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

                     3A.3 No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement do not and will not violate or conflict with any provision of the amended certificate of incorporation or by-laws of the Company, and do not and will not violate any provision of any agreement or instrument to which the Company is a party or by which it is bound, or any order, judgment or decree of any court or other governmental or regulatory authority to which the Company is subject.

                     3A.4 Title. Subject only to the retention of the Celebrity Shares by the Company in accordance with Section 2A hereof (i) the Shares are and, as of the Closing Date, will be legally and beneficially owned by the New Money Investor, and (ii) the Shares will be, on the Closing Date, free from and unaffected by any option or right to acquire, interest or other equity or encumbrance whatsoever in favor of any other person.

         4. NEW MONEY INVESTOR'S ACKNOWLEDGMENTS. The New Money Investor hereby acknowledges and agrees:

                     4.1 Restrictions. The Shares purchased pursuant to this Agreement have been acquired pursuant to certain investment representations by the New

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Money Investor and shall not be sold, pledged, hypothecated, donated or otherwise transferred, whether or not for consideration, by the New Money Investor, and the Company may not permit the transfer of such Shares, except upon the registration of the Shares under the Act and any applicable state securities laws, or issuance to the Company of a favorable opinion of counsel satisfactory to counsel for the Company, or the submission to the Company of such other evidence as may be satisfactory to counsel for the Company, in any case, to the effect that any such transfer shall not be in violation of the Act and any applicable state securities laws. The New Money Investor acknowledges and agrees that a conspicuous and appropriate legend shall be placed on any certificate or certificates delivered to it in connection with this Agreement in substantially the following form:

                  THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED
                  PURSUANT TO AN INVESTMENT REPRESENTATION ON THE PART OF THE PURCHASER HEREOF AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE PURCHASER EXCEPT UPON THE REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE COMPANY, OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO SUCH COUNSEL, IN ANY CASE TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAWS.

         The certificates will also bear any other legends required by applicable securities laws.

                     4.2 Registration. The parties acknowledge and agree that in connection with this Agreement, and in accordance with the terms of the Plan, the parties shall enter into a Registration Rights Agreement simultaneously herewith (the "Registration Agreement"), providing for the filing of a "shelf" registration statement with the Securities and Exchange Commission covering the resale of the Delivered Shares. The registration of the Delivered Shares shall be in accordance with the terms of the Registration Agreement.

                     4.3 Voting Agreement. The parties acknowledge and agree that in connection with this Agreement, and in accordance with the terms of the Plan, the
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

 parties shall enter into a Voting Agreement simultaneously herewith
(the "Voting Agreement"), providing for the election of certain directors of the Company. The New Money Investor shall be required to vote the Delivered Shares in accordance with the terms of the Voting Agreement.

                     4.4 Operating History. The Company is in the process of emerging from Chapter 11 bankruptcy protection and does not have a recent history of profitable operations. The New Money Investor acknowledges that the ownership of the Shares involves a high degree of risk of loss of the New Money Investor's entire investment. The New Money Investor has made such investigation of the business and prospects of the Company as it deems adequate and specifically recognizes there is no assurance of any income from this investment.

         5. INDEMNIFICATION. In the event any litigation or controversy arises out of or in connection with this Agreement, the New Money Investor agrees that in consideration for the issuance and transfer of the Shares, the New Money Investor will indemnify the Company, and any officer, director, employee, agent, or any other person controlling any of them against all liabilities, damages, expenses, or claims, including reasonable attorneys' fees, expenses and costs, including those associated with any appellate or post-judgment collection proceedings, incurred by the Company or such persons, if such liabilities, damages or claims arise from a misrepresentation or a breach of warranty made by the New Money Investor in connection with this Agreement.

         6. NOTICES. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by registered or certified mail, which shall be addressed to the addresses of the parties set forth herein, or, if none, to the last known address of the addressee.

         7. INVALID PROVISION. The invalidity or unenforceability of any term or provision of this Agreement or the nonapplication of any such term or provision to any person or circumstance shall not impair or affect the remainder of this Agreement, and the remaining terms and provisions hereof shall not be invalidated, but shall remain in full force and effect and shall be construed as if such invalid, unenforceable, or nonapplicable provision were omitted.

         8. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provision of this paragraph may not be waived except as herein set forth.

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         9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter (including the Initial Agreement).

         10. APPLICABLE LAW AND BINDING EFFECT. This Agreement shall be construed and regulated under and by the laws of the State of Florida, U.S.A., excluding the choice of law rules thereof, and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. All references herein to "Dollars" and "$" shall refer to United States Dollars.

         11. ARBITRATION. In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in Orlando, Florida. The award or decision rendered by the arbitrator(s) (including an allocation of the costs of arbitration) shall be final, binding and conclusive and judgment may be entered upon such award by any court. The arbitration provisions of this Agreement shall not prevent any party from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations of the other party hereunder for which such party may require provisional relief pending a decision on the merits by the arbitrator(s). The arbitrator(s) shall have authority to award any remedy or relief that a court of the State of Florida could grant in conformity to applicable law, including the authority to award attorneys' fees or punitive damages. If any party to this Agreement brings an arbitration or action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees and fees of experts, incurred in connection with such action, including any appeal of such action.

         12. SECTION AND PARAGRAPH HEADINGS. Section and paragraph headings used throughout this Agreement are for reference and convenience and in no way define, limit or describe the scope or intent of this Agreement or affect is provisions.

         13. MULTIPLE COPIES OR COUNTERPARTS OF AGREEMENT. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

         14. NUMBER AND GENDER. Whenever used herein, singular numbers shall include the plural, the plural the singular, and the use of any gender shall include all genders.

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         15. SURVIVAL. The warranties, representations and acknowledgments contained in this Agreement shall survive execution of this Agreement by the parties hereto and issuance of the Shares by the Company to the New Money Investor. Notwithstanding any investigation made by or on behalf of the New Money Investor or the Company, whether before or after the date hereof, the New Money Investor and the Company shall be entitled to rely upon the respective representations, warranties and acknowledgments given or made by each to the other herein.




                  [remainder of page intentionally left blank]


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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement on the day and year first above written.


                                      NEW MONEY INVESTOR:

                                      Holst Trust
                                      ---------------------------------
                                      Entity Name, if any
         Address:
                                      By:   Lauren Investments Holdings Limited
                                      Title:    Trustee
                                             --------------------------
         __________________________

         __________________________   By:_____________________________
                                      Name:___________________________
                                      Title:____________________________


                                      By:_____________________________
                                      Name:___________________________
                                      Title:____________________________





                                      COMPANY:
         Address:
                                      Planet Hollywood International, Inc.

         8669 Commodity Circle
         ------------------------     By:___________________________
         Orlando, Florida 32819       Name: ________________________
         ------------------------
                                      Title: ________________________



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